UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
November 14, 2005

ENTERPRISE FINANCIAL SERVICES CORP
(Exact name of registrant as specified in its charter)

Delaware	001-15373	43-1706259
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 N. Meramec, St. Louis, Missouri	63105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code
(314) 725-5500

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

          On November 14, 2005, Enterprise Financial Services Corp (the “Company”) entered into an Executive Employment Agreement (the “Agreement”) with Kevin C. Eichner with respect to his employment as President and Chief Executive Officer of the Company.  The Agreement is effective as of July 1, 2005 and replaces Mr. Eichner’s previous agreement with the Company.  The Agreement provides that, subject to certain terms and conditions, Mr. Eichner will be employed by the Company through December 31, 2007.  Capitalized terms used in this summary but not otherwise defined shall have the same meanings attributed to them in the Agreement.

          Mr. Eichner’s Base Salary during the Contract Term is $480,000 per year.  The Base Salary may be adjusted from time to time by the Board of Directors, but may not be reduced without Mr. Eichner’s consent.  Mr. Eichner is eligible to receive an annual bonus for each calendar year subject to certain terms and conditions and based upon performance targets established by the Board of Directors or a designated Committee of the Board.  For 2005, Mr. Eichner’s Targeted Bonus is $198,000 for performance at Threshold and $270,000 for performance at Target.  For 2006 and 2007, Mr. Eichner is eligible for a Targeted Bonus of 36% of the then applicable Base Salary for performance at Threshold and 50% of the then applicable Base Salary for performance at Target.  In each of the three years, for performance between Threshold and Target and above, the bonus payment is to be interpolated on a straight line basis between Threshold and Target and above, subject to certain specified escalators for performance above Target.

          The Agreement provides that Mr. Eichner is to receive (i) a grant of $384,000 in restricted stock units based on the Company’s performance for 2004 and 2005, (ii) a grant of $432,000 in restricted stock units based on the Company’s performance for 2005, 2006 and 2007, and (iii) a grant of $480,000 in restricted stock units based on the Company’s performance for 2005, 2006 and 2007.  Such restricted stock units are subject to certain performance criteria and vesting requirements.  In addition, the Agreement provides that Mr. Eichner is to be granted on the date of the Agreement, and on the second and third anniversaries of said date, options to purchase that number of shares of the Company’s Common Stock determined by dividing 25% of the then applicable Base Salary by the closing market price of the Company’s Common Stock on the date of the grant.  Such options vest at the rate of 33 1/3% per year on the first, second and third anniversaries of the grant, subject to Mr. Eichner remaining continuously employed by the Company through such dates.

          The Agreement provides Mr. Eichner with certain benefits as well as severance benefits in the event of his termination under certain circumstances.  The Agreement also contains certain confidentiality and non-competition provisions.

          The above summary is qualified by the entirety of the terms and conditions set forth in the Agreement that is filed as Exhibit 10 to this Form 8-K and is incorporated herein by reference.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

          On November 14, 2005, the Board of Directors of the Company elected Peter F. Benoist as Chairman of the Board to succeed Paul J. McKee who had previously announced his desire to step down from such position to devote more time to other business interests.  At the same time, James J. Murphy was elected Chairman of the Company’s Executive Committee and Lead Director.  Kevin C. Eichner, the Company’s President and Chief Executive Officer will continue to serve as Vice Chairman.  Messrs. Benoist, Murphy and Eichner all currently serve on the Company’s Board of Directors.

          A copy of the press release announcing such appointments is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits

Exhibits. The following exhibits are being filed herewith:

Exhibit No.

10	Executive Employment Agreement dated November 14, 2005 between the Company and Kevin C. Eichner.

99.1	Press Release of the Company dated November 15, 2005.

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  November 18, 2005

ENTERPRISE FINANCIAL SERVICES CORP

By:	/s/ Kevin C. Eichner

Kevin C. Eichner
Chief Executive Officer

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